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                                   EXHIBIT 21

                           Subsidiaries of the Company


SUBSIDIARIES AND JURISDICTION OF ORGANIZATION:

BPP/Valley Central, Inc. (Delaware)
BPP/Riley, Inc. (California)
BPP/Puente Hills, Inc. (Delaware)
BPP/Crenshaw Imperial, Inc. (Delaware)
BPP/Richmond L.P. (California)
BPP/Hilltop L.P. (California)
BPP/Pleasant Hill L.P. (California)
BPP/Van Ness L.P. (California)
BPP/East Palo Alto L.P. (California)
BPP/Valley Central L.P. (California)
BPP/Cameron Park L.P. (California)
BPP/Riley L.P. (California)
Ladera Center Associates, LLC (Delaware)